State of Delaware Secretary of State Division of Corporations File 09:00 AM 01/13/1999 020022418 - 3480502

CERTIFICATE OF FORMATION
OF
HANCOCK FABRICS, LLC

This Certificate of Formation of Hancock Fabrics, LLC (“the LLC”), dated January 11, 2002, is being duly executed and filed under Andrew T. Panaccione, as an authorized person, to form a limited liability company under Delaware Limited Liability Act (6 Del.C. § 18-101, et seq.).

FIRST:             The name of the limited liability company formed hereby is Hancock Fabrics, LLC.

SECOND:       The name and address of the registered agent for service of process on the LLC is the State of Delaware isEntity Services Group, LLC, Foulk Road, Suite 200, Wilmington, DE, 19803.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Andrew T. Panaccione
Andrew T. Panaccione
Authorized Person